UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  Rambus, Inc.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   750018 10 6
                    -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 750917 10 6                                                                      Page 2 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Merrill Pickard Anderson & Eyre V, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          Delaware
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

          NUMBER OF                    1,776,516
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,776,516
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,776,516
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.87%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 2 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.   750917 10 6                                                                    Page 3 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MPAE V Management Company, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
          NUMBER OF
           SHARES                      1,776,516
   BENEFICIALLY OWNED BY      -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH     6      SHARED VOTING POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       1,776,516
                              -------- --------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,776,516
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.87%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 3 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.   750917 10 6                                                                    Page 4 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Steven L. Merrill
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF
           SHARES                      -0-
   BENEFICIALLY OWNED BY      -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      6     SHARED VOTING POWER

                                       1,776,516
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,776,516
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,776,516
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.87%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 4 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.   750917 10 6                                                                    Page 5 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          James C. Anderson
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

          NUMBER OF                    -0-
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       1,776,516
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,776,516
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,776,516
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.87%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 5 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.   750917 10 6                                                                    Page 6 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Andrew S. Rachleff
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
--------- -------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
          NUMBER OF
           SHARES                      -0-
   BENEFICIALLY OWNED BY      -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH     6      SHARED VOTING POWER

                                       1,776,516
                              -------- --------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       1,776,516
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,776,516
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.87%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 6 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.   750917 10 6                                                                    Page 7 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Bruce W. Dunlevie
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF
           SHARES                      -0-
   BENEFICIALLY OWNED BY      -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      6     SHARED VOTING POWER

                                       1,776,516
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,776,516
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,776,516
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.87%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 7 of 11 pages

Item 1.

(a)      Name of Issuer: Rambus, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         2465 Latham Street
         Mountain View, California 94040

Item 2.

(a)      Name of Person(s) Filing:

         Merrill Pickard Anderson & Eyre V, L.P., a Delaware limited partnership ("MPAE V")
         MPAE V Management Co., L.P., a Delaware limited  partnership
         ("MPAE  V  M")
         Steven  L.  Merrill  ("Merrill")
         James  C.  Anderson  ("Anderson")
         Andrew  S.  Rachleff  ("Rachleff")
         Bruce  W.  Dunlevie ("Dunlevie")

(b)      Address of Principal Business Office:

         The address for each person filing is:

         Merrill, Pickard, Anderson & Eyre
         2480 Sand Hill Road, Suite 200
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         MPAE V:           Delaware
         MPAE V A:         Delaware
         MPAE V M:         Delaware
         Merrill:          United States
         Anderson:         United States
         Rachleff:         United States
         Dunlevie:         United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:     750917 10 6

Item 3.        Not applicable.


                               Page 8 of 11 pages

Item 4         Ownership.

------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------
                            MPAE V          MPAE V M        Merrill         Anderson        Rachleff        Dunlevie
------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------
(a)     Beneficial         1,776,516       1,776,516       1,776,516       1,776,516       1,776,516       1,776,516
        Ownership
------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------

(b)     Percentage of        7.87%           7.87%           7.87%           7.87%           7.87%           7.87%
        Class
------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------

(c)     Sole Voting        1,776,516       1,776,516           0               0               0               0
        Power
------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------

        Shared Voting          0               0           1,776,516       1,776,516       1,776,516       1,776,516
        Power
------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------

        Sole               1,776,516       1,776,516           0               0               0               0
        Dispositive
        Power
------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------

        Shared                 0               0           1,776,516       1,776,516       1,776,516       1,776,516
        Dispositive
        Power
------- --------------- ---------------- --------------- --------------- --------------- --------------- ---------------

Item 5.        Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Under certain circumstances set forth in the limited partnership agreements of MPAE V and MPAE V M, the general partners and/or limited partners of each such partnership may be deemed to have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by each such partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

Not applicable.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

                               Page 9 of 11 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 13, 1998

MERRILL PICKARD ANDERSON & EYRE V, L.P.      MPAE V MANAGEMENT CO., L.P.

By its general partner
MPAE V MANAGEMENT CO., L.P.
                                             By:      /s/ Steven L. Merrill
                                                  ------------------------------
                                                      Steven L. Merrill
                                                      General Partner
By:      /s/ Steven L. Merrill
    -------------------------------
         Steven L. Merrill
         General Partner


                                                      /s/ Steven L. Merrill
                                             -----------------------------------
                                             Steven L. Merrill



                                                      /s/ James C. Anderson
                                             -----------------------------------
                                             James C. Anderson


                                                      /s/ Andrew S. Rachleff
                                             -----------------------------------
                                             Andrew S. Rachleff


                                                      /s/ Bruce W. Dunlevie
                                             -----------------------------------
                                             Bruce W. Dunlevie



                              Page 10 of 11 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 13, 1998

MERRILL PICKARD ANDERSON & EYRE V, L.P.        MPAE V MANAGEMENT CO., L.P.

By its general partner
MPAE V MANAGEMENT CO., L.P.
                                               By:      /s/ Steven L. Merrill
                                                   -----------------------------
                                                        Steven L. Merrill
                                                        General Partner
By:      /s/ Steven L. Merrill
    -----------------------------------
         Steven L. Merrill
         General Partner




                                                        /s/ Steven L. Merrill
                                               ---------------------------------
                                               Steven L. Merrill



                                                        /s/ James C. Anderson
                                               ---------------------------------
                                               James C. Anderson


                                                        /s/ Andrew S. Rachleff
                                               ---------------------------------
                                               Andrew S. Rachleff


                                                        /s/ Bruce W. Dunlevie
                                               ---------------------------------
                                               Bruce W. Dunlevie

                              Page 11 of 11 pages